UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 31, 2018

Williams Industrial Services Group Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-16501	73-1541378
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

400 E. Las Colinas Boulevard, Suite 400

Irving, Texas 75039

(Address of Principal Executive Offices, Zip Code)

Registrant’s telephone number, including area code: 214-574-2700

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐                              Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                              Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                              Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                              Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company                                              ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As previously disclosed in a Current Report on Form 8-K, filed by Williams Industrial Services Group Inc. (the “Company” or “Williams”) on June 4, 2018, Timothy M. Howsman was appointed to serve as interim Chief Financial Officer and principal financial and accounting officer, effective May 29, 2018. On July 31, 2018 (the “Effective Date”), the Company’s Board of Directors named Mr. Howsman the permanent Chief Financial Officer of the Company, in which role he will continue to serve as principal financial and accounting officer.

In connection with his appointment, the Company entered into an employment agreement (the “Employment Agreement”) with Mr. Howsman. The Employment Agreement provides for an initial term of one year with automatic one-year renewals unless earlier terminated pursuant to the provisions of the Employment Agreement or written notice of non-renewal is delivered by either party at least 90 days prior to the expiration of the then-current term. As of the Effective Date, Mr. Howsman’s annual base salary is $300,000 and his short-term incentive (“STI”) bonus opportunity target is 65% of his annual base salary. The Employment Agreement also provides that Mr. Howsman’s annual incentive bonus for the 2018 fiscal year shall not be less than his target STI and that he may earn more than his target STI based on the extent to which the Company achieves certain performance goals. Mr. Howsman additionally received a grant of restricted share units in respect of 85,000 shares of the Company’s common stock, 50% of which were subject to time-based vesting conditions and 50% of which were subject to performance-based vesting conditions.

The Employment Agreement entitles Mr. Howsman to certain severance benefits if the Company terminates his employment other than for Disability or Cause (including by reason of not renewing the term), or if he terminates his employment for Good Reason (a “Qualified Termination”). In such event, subject to Mr. Howsman signing and not revoking a release of claims in favor of the Company, the Company would pay him, among other things, continued annual base salary for a 12-month period, subsidized health insurance premiums for 12 months, STI earned for the prior year, if not paid, and, if terminated on or after April 1, a pro-rated STI based on actual results. If the Qualified Termination occurred on or prior to December 31, 2019, or within 90 days before or two years after a Change in Control of the Company, then the Company would pay or cause to be paid to Mr. Howsman the following additional benefits: (i) his target STI for the fiscal year in which the termination occurs (without pro-ration), and (ii) his then-outstanding equity incentive awards would become vested in full (without pro-ration), with any specified performance objectives deemed to be satisfied at the “target” level. The Company would pay lower amounts of severance benefits if Mr. Howsman’s employment is terminated due to death or Disability. The Company has also agreed to reimburse Mr. Howsman for certain reasonable travel and other out-of-pocket expenses, including certain costs associated with his relocation to the Williams headquarters office in Tucker, Georgia.

The Employment Agreement contains standard ownership of works, confidentiality, non-compete, non-solicitation, and non-disparagement covenants.

The Company expects to include the Employment Agreement as an exhibit to a future periodic report, to be filed with the U.S. Securities and Exchange Commission. The foregoing description does not constitute a complete summary of the terms of the Employment Agreement and is qualified in its entirety by reference to the full text of the Employment Agreement.  All capitalized terms used but not defined herein have the meanings set forth in the Employment Agreement.

Mr. Howsman’s biographical and other information required to be disclosed hereunder is included in the Company’s Current Report on Form 8-K, filed on June 4, 2018 and incorporated herein by reference.

On August 6, 2018, the Company issued a press release announcing Mr. Howsman’s appointment as Chief Financial Officer, a copy of which is attached to this Current Report on Form 8-K as Exhibit 99.1.

Item 9.01	Financial Statements and Exhibits.

Exhibit Number	Description

99.1	Press Release, dated August 6, 2018.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: August 6, 2018

Williams Industrial Services Group Inc.

	By:	/s/ Charles E. Wheelock
Charles E. Wheelock
Vice President, Administration, General Counsel & Secretary